Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release May 3, 2021

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502)	223-1638
216	West Main Street
P.O.	Box 535
Frankfort,	KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net earnings of $473,000 or $0.06 diluted earnings per share for the three months ended March 31, 2021, compared to net earnings of $240,000 or $0.03 diluted earnings per share for the three months ended March 31, 2020, an increase of $233,000 or 97.1%. Net earnings were $1.1 million or $0.14 diluted earnings per share for the nine months ended March 31, 2021, compared to net earnings of $722,000 or $0.09 diluted earnings per share for the nine months ended March 31, 2020, an increase of $406,000 or 56.2%.

The increase in net earnings for the quarter ended March 31, 2021 was primarily attributable to higher net interest income, higher non-interest income and lower non-interest expense, which were partially offset by increased provision for income taxes.

Net interest income increased $125,000 or 5.4% to $2.4 million, as interest expense decreased at a faster pace than interest income for the quarter just ended. The Company has seen significant loan refinance activity since the emergency interest rate cut implemented by the Federal Open Market Committee in March 2020, and the Company’s financial assets and liabilities continue to reprice as a result of that rate cut, although the repricing is beginning to level off. Interest income decreased $265,000 or 8.3% to $2.9 million for the quarterly period just ended, while interest expense decreased $390,000 or 44.2% compared to the prior year quarter and totaled $492,000 for the three months ended March 31, 2021. The decrease in interest income period-to-period was due primarily to a decrease in the average rate earned on interest-earning assets, as the average volume of interest-earning assets increased period to period. The decrease in interest expense period-to-period was due primarily to a decreased average rate paid on funding sources during the period ended March 31, 2021. Non-interest income increased $101,000 or 124.7% to $182,000 for the recently ended quarter due primarily to net gains on sales of loans. In the current interest rate environment, many borrowers are choosing long-term, fixed rate loans, which the bank usually sells to the FHLB. An increase in the volume of the sale of these loans was responsible for the increase in gain on sale of loans. Non-interest expense decreased $87,000 or 4.1% to $2.0 million for the just-ended quarter due primarily to cost-saving measures implemented by management as well as the banks no longer being subject to Kentucky franchise taxes effective January 1, 2021. No provision for loan losses was recorded for the three-month periods ended March 31, 2021 and 2020. Income tax expense increased $80,000 or 137.9% and totaled $138,000 for the quarter just ended due to the higher overall taxable income and the banks being subject to Kentucky corporate income tax effective January 1, 2021.

The increase in net earnings on a nine-month basis was also primarily attributable to higher net interest income, higher non-interest income, and lower non-interest expense, which were partially offset by increased provision for loan losses and increased provision for income taxes.

Net interest income increased $266,000 or 3.8% to $7.3 million, as interest expense decreased at a faster pace than interest income for the nine-month period just ended. Interest income decreased $825,000 or 8.4% to $9.0 million for the nine months ended March 31, 2021, while interest expense decreased $1.1 million or 39.7% and totaled $1.7 million for the recently-ended period compared to the prior year period. The decrease in interest income period-to-period was due primarily to a decrease in the average rate earned on interest-earning assets, as the average volume of interest-earning assets increased period-to-period. The decrease in interest expense was due primarily to a decreased average rate paid on funding sources during the period. Non-interest income increased $200,000 or 85.8% to $433,000 for the nine months recently ended due primarily to net gains on sales of loans. Non-interest expense decreased $185,000 or 2.9% to $6.1 million for the just-ended period due primarily to cost-saving measures implemented by management as well as the banks no longer being subject to Kentucky franchise taxes effective January 1, 2021. Provision for loan losses increased $128,000 or 200.0% for the nine-month period ended March 31, 2021, and totaled $192,000 compared to $64,000 for the prior year period. The higher provision was primarily in response to a higher level of loans maintained in the portfolio as well as increased levels of multi-family and commercial real estate loans, which carry somewhat more risk. Income tax expense increased $117,000 or 66.5% and totaled $293,000 for the nine-month period just ended in response to the higher overall taxable income and the Company’s financial institutions being subject to Kentucky corporate income tax effective January 1, 2021.

At March 31, 2021, assets totaled $332.6 million, an increase of $11.5 million or 3.6%, compared to $321.1 million at June 30, 2020. The increase in assets was attributed primarily to a $13.3 million or 4.7% increase in loans, net, which totaled $299.2 million at March 31, 2021. The increase in loans was financed primarily with deposits as excess liquidity was used to pay down FHLB advances. Deposits increased $13.3 million or 6.3% to $225.5 million at March 31, 2021 compared to June 30, 2020, while advances decreased $1.5 million or 2.8% to $53.2 million at the end of the period.

At March 31, 2021, the Company reported its book value per share as $6.31. The change in shareholders’ equity was primarily associated with net profits for the period, less dividends paid on common stock and common stock repurchased for treasury purposes.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2020. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2021, the Company had approximately 8,226,715 shares outstanding of which approximately 57.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	March 31,	June 30,
(In thousands, except share data)	2021	2020
ASSETS	(Unaudited)
Cash and cash equivalents	$14,767	$13,702
Time deposits in other financial institutions	247	2,229
Investment Securities	524	1,139
Loans available-for sale	1,261	667
Loans, net	299,190	285,887
Real estate acquired through foreclosure	141	640
Goodwill	947	947
Other Assets	15,555	15,925
Total Assets	$332,632	$321,136
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$225,543	$212,273
FHLB Advances	53,193	54,715
Other Liabilities	2,006	2,237
Total liabilities	280,742	269,225
Shareholders’ Equity	51,890	51,911
Total liabilities and shareholders’ equity	$332,632	$321,136
Book value per share	$6.31	$6.29
Tangible book value per share	$6.19	$6.18
Outstanding shares	8,226,715	8,252,215

Condensed Consolidated Statements of Income

	Nine months ended March 31,		Three months ended March 31,
(In thousands, except share data)	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Interest Income	$8,971	$9,796	$2,940	$3,205
Interest Expense	1,660	2,751	492	882
Net Interest Income	7,311	7,045	2,448	2,323
Provision for Losses on Loans	192	64	--	--
Non-interest Income	433	233	182	81
Non-interest Expense	6,131	6,316	2,019	2,106
Income Before Income Taxes	1,421	898	611	298
Income Taxes	293	176	138	58
Net Income	$1,128	$722	$473	$240
Earnings per share:
Basic and Diluted	$0.14	$0.09	$0.06	$0.03
Weighted average outstanding shares:
Basic and Diluted	8,217,654	8,259,807	8,211,789	8,246,874

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